EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                                GROWTH NET, INC.

I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopted and make the following Articles of Incorporation:

FIRST: The name of the corporation (hereinafter called the corporation) is

                              GROWTH NET, INC.

SECOND: The name of the corporation's resident agent in the State of Nevada is CSC Services of Nevada, Inc., and the street address of said resident agent where process may be served on the corporation is 502 East John Street, Carson City 89706. The mailing address and the street address of the said resident agent are identical.

THIRD: The number of shares the corporation is authorized to issue is 200,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock, all of which are of par value of $.001 dollars each. All of said shares are of one class.

                             DENY PREEMPTIVE RIGHTS

No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase or otherwise acquire shares of any class of the corporation: and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.


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FOURTH: The governing board of the corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director".

The number of members constituting the first Board of Directors of the corporation is two and the name and post office box or street address, either residence or business, of each of said members are as follows:

NAME ADDRESS

Robert Scher U.S.A. Growth In.
900 West 190th Street
New York, New York 10040

Peter Hans U.S.A. Growth In.
900 West 190th Street
New York, New York 10040

The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of the directors by the stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of the directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

FIFTH: The name and the post office box or street address, either residence or business of the incorporator signing these Articles of Incorporation are as follows:

NAME ADDRESS

Alexandra Migoya Freedman c/o McLaughlin & Stern LLP
260 Madison Avenue
New York, New York 10016

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SIXTH: The corporation shall have perpetual existence.

SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Law from and against any all expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity whiled holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: The nature of the business of the corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

To engage in any lawful activity.

The foregoing provisions of this Article shall be construed both as purposes and powers and each as independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the corporation, and the purposes and powers herein specified shall, except when otherwise provided in this Article, be in no way limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of these Articles of Incorporation; provided, that the corporation shall not carry on any business or exercise any power in any state, territory, or country which under the laws thereof the corporation may not lawfully carry on or exercise.

TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on May 7, 1999.

/s/ Alexandra Migoya Freedman
-----------------------------
Alexandra Migoya Freedman


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